Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

CAPTIVISION INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Primary Offering
Fees to Be Paid	Equity	Ordinary Shares Underlying Public Warrants	457(a)	11,499,990(2)	$11.50(3)	$132,249,885.00	0.0001476	$19,520.08
Fees to Be Paid	Equity	Ordinary Shares Underlying Private Warrants	457(g)	11,950,000(4)	$11.50 (5)	$137,425,000.00	0.0001476	$20,283.93
Fees to Be Paid	Equity	Ordinary Shares Underlying Converted Options	457(c)	754,351(6)	$3.28(7)	$2,470,499.53	0.0001476	$364.65
Secondary Offering
Fees to Be Paid	Equity	Private Warrants to Purchase Ordinary Shares	457(g)	11,950,000(8)	$0.11(9)	$1,301,355.00	0.0001476	$192.08
Fees to Be Paid	Equity	Ordinary Shares	457(c)	32,922,628(10)	$3.28(7)	$107,821,606.70	0.0001476	$15,914.47
Fees to Be Paid	Equity	Ordinary Shares	457(o)	4,842,483(11)	$3.28(7)	$15,859,131.83	0.0001476	$2,340.81
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$397,127,478.05	—	$58,616.02
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	$397,127,478.05	—	$58,616.02

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of Captivision Inc. (the “Company”) underlying public warrants, each exercisable to purchase one Ordinary Share at an initial exercise price of $11.50 per share, of the Company (the “Public Warrants”), issued to former holders of Jaguar Global Growth Corporation I’s (“JGGC”) warrants, which were assumed by the Company in connection with the consummation of its business combination with JGGC on November 15, 2023 (the “Business Combination”).

(3)	The price per share is based on the exercise price per Public Warrant of $11.50 per share.
(4)

Represents Ordinary Shares underlying private warrants, each exercisable to purchase one Ordinary Share at $11.50, of the Company (the “Private Warrants”), issued to Jaguar Global Growth Partners I, LLC (the “JGGC Sponsor”) in connection with the initial public offering of JGGC (the “JGGC IPO”), which were assumed by the Company in connection with the consummation of its Business Combination.

(5)	The price per share is based on the exercise price per Private Warrant of $11.50 per share.
(6)

Represents (i) 80,081 Ordinary Shares issuable to Ho Joon Lee and Houngki Kim upon the exercise of vested options to purchase Ordinary Shares (the “Converted Options”) and (ii) 674,269 Ordinary Shares issuable to former shareholder of GLAAM upon the exercise of vested Converted Options.

(7)	In accordance with Rule 457(c), based on the average of the high ($3.34) and low ($3.21) prices of the Ordinary Shares on Nasdaq on December 13, 2023.
(8)	Represents Private Warrants, issued to the JGGC Sponsor in exchange for warrants issued in a private placement at the time of the JGGC IPO.
(9)	In accordance with Rule 457(c), based on the average of the high ($0.1089) and low ($0.1089) prices for the Public Warrants on Nasdaq on December 13, 2023.
(10)	Represents 32,922,628 Ordinary Shares that are hereby registered for sale by the selling securityholders named in this registration statement.
(11)	Represents up to 4,842,483 Ordinary Shares to be issued as the Deferral Arrangement Shares and that are hereby registered for sale by the selling security holders named in this registration statement.